Exhibit 99.A
News
For Immediate Release

El Paso Natural Gas Company Announces Expiration of Navajo Right of Way

HOUSTON, TEXAS, October 17, 2005—El Paso Natural Gas Company (EPNG), a wholly owned subsidiary of El Paso Corporation (NYSE: EP), announced today that it expects its right-of-way agreement across lands held by the United States in trust for the Navajo Nation to expire at midnight tonight. The company does not expect any interruption in service to its customers.

“We are deeply disappointed that after more than a year of good-faith effort we have not been able to reach agreement with the Nation’s negotiating team,” said James J. Cleary, president of El Paso Natural Gas. “We greatly value our history of cooperation with and respect for the Navajo people that spans more than 50 years. However, we owe it to consumers in the states we serve to oppose the Navajo negotiators’ current demand of more than $50,000 per acre for a 20-year renewal of our agreement. As a result, we have asked the U.S. Department of the Interior to renew our right of way without tribal consent at a rate that is fair for the Nation and fair for consumers.”

EPNG has paid the Nation $29 million during the past 20 years for the expiring right of way. The current demand from the Navajo negotiators of more than $50,000 per acre totals roughly $440 million during a 20-year period. In contrast, the fair market value for perpetual rights of way on privately owned land in this area is $100 to $500 per acre. El Paso has offered the Nation $138 million in cash and restricted common stock, as well as non-cash consideration of approximately $60 million. This offer is generous by any measure. The non-cash consideration derives from two alternative projects that EPNG has proposed (one of which the Nation may select): fully capitalizing a helium project on the Nation to develop prolific Navajo helium reserves or converting some of EPNG’s natural gas-fueled compression to electric compression and purchasing the necessary electricity from the Nation’s utility.

El Paso’s application with the Department of the Interior is available on El Paso’s Web site at www.elpaso.com and can be found under Resources in the “El Paso and the Navajo Nation” section. This site also includes Section 1813 of the Energy Policy Act of 2005, in which Congress commissioned a comprehensive study of energy infrastructure rights of way on tribal lands to be conducted jointly by the Departments of Energy and the Interior. The study signals Congress’ growing concern over recent tribal right-of-way trends and indicates that EPNG is not the only energy transporter confronting this phenomenon.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the uncertainties associated with potential legal and other action the Navajo Nation may take in the future; the uncertainties associated with the U.S. Department of Interior’s actions with respect to our renewal request; the uncertainties associated with governmental regulation, including our ability to recover the costs associated with any payments for rights of way on the Navajo Nation; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
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Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828